Exhibit 16.1

{Frazer Frost, LLP logo}

December 10, 2010

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549-7561

Dear Sirs/Madams:

We have read Item 4.01, and are in agreement with the statements as they related to our firm being made by Charles & Colvard, Ltd in Item 4.01 of its Form 8-K dated December 10, 2010, captioned “Changes in Registrant’s Certifying Accountant.”  We have no basis to agree or disagree with the other statements contained therein.

Yours truly,

/s/ Frazer Frost, LLP

1200 East Joyce Boulevard, Suite 301 | Fayetteville, Arkansas 72703 | 479.695.4300 | frazerfrost.com

Los Angeles and Visalia, CA | Little Rock and Fayetteville, AR | Raleigh, NC

FRAZER FROST, LLP is an independent firm associated with Moore Stephens International Limited.